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            UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

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                             FORM 8-K



                           CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  August 21, 2000


                       SEROLOGICALS CORPORATION
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(Exact name of registrant as specified in its charter)

       Delaware                  0-26126                58-2152225
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   (State of other        (Commission file number)     (IRS Employer
      jurisdiction)                                  Identification No.)


           780 Park North Blvd.
               Suite 110
            Atlanta, Georgia                          30021
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   (Address of Principal executive offices)         (Zip code)

Registrant's telephone number, including area code:  (404) 296-5595



     (Former name or former address, if changed since last report)


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Item 2.  Acquisition or Disposition of Assets

     On August 21, 2000, Serologicals Corporation and certain of its subsidiaries ("Serologicals") sold substantially all of the long-term assets of its Seramed Inc. subsidiary and related companies (collectively, "Seramed"). Serologicals retained substantially all of the working capital of Seramed. The sales price was $21.4 million cash, which included the acquisition of certain components of working
capital totaling $1.1 million.   The sale was made pursuant to an Asset
Purchase and Sale Agreement dated May 31, 2000, between Serologicals and Aventis Bio-Services, Inc.

     A copy of the press release issued by Serologicals on August 21, 2000 is attached hereto as Exhibit 99.1, and is incorporated herein by reference.



Item 7.  Financial Statements and Exhibits


         a)  Financial statements of businesses acquired:
             Not applicable

         b)  Pro forma financial information:

             The required pro forma financial information is filed herein.

         c)  Exhibits
                     Exhibit No.     Description
                     2.1             Asset Purchase and Sale
                                     Agreement dated May 31, 2000,
                                     by and between Serologicals and
                                     Aventis Bio-Services, Inc.
                                     (Exhibit 2.1 to the Company's
                                     Quarterly Report on Form 10-Q for
                                     the period ended June 25, 2000 is
                                     hereby incorporated by reference).

                     99.1            Press Release dated
                                     August 21, 2000.



















                     Serologicals Corporation
Pro Forma Consolidated Financial Statements of Serologicals Corporation


     The following unaudited pro forma condensed consolidated financial statements give effect to the sale of substantially all of the long-term assets of Seramed, which occurred on August 21, 2000.
Serologicals retained substantially all of the working capital of Seramed upon completion of the transaction. The unaudited pro forma condensed consolidated statements of income were prepared as if the sale had occurred as of the beginning of the periods presented (i.e. December 28, 1998, the first day of Serologicals' fiscal year) and the unaudited pro forma condensed balance sheet was prepared as if the sale occurred as of June 25, 2000. These statements do not purport to represent what the results of operations or financial position of Serologicals would actually have been if the sale had occurred on the dates referred to above or to be indicative of the future results of operations or financial position of Serologicals. The unaudited pro forma condensed consolidated financial statements should be read together with the audited financial statements and notes thereto as included in the Serologicals Corporation 1999 Annual Report on Form 10-K and the unaudited Quarterly Reports on Form 10Q for the periods ended June 25, 2000 and March 26, 2000.











                           Serologicals Corporation
         Pro Forma Condensed Consolidated Balance Sheet - Unaudited
                               June 25, 2000
                              ($ in thousands)

ASSETS:                                            (1)
                                 Serologicals    Pro Forma       (1)
                                 as Reported    Adjustments   Pro Forma
                                 ------------   ----------    ---------
Current Assets:
   Cash and cash equivalents       $  2,136     $  2,600       $  4,736
   Trade accounts receivable, net    25,640            -         25,640
   Inventories                       31,245       (1,106)        30,139
   Other current assets               5,807            -          5,807
                                    -------        ------        ------
     Total current assets            64,828        1,494         66,322

Property and equipment, net          32,707       (4,259)        28,448
Goodwill, net                        38,283      (10,892)        27,391
Other, net                           10,732       (3,780)         6,952
                                    -------      -------        -------
Total Assets                      $ 146,550    $ (17,437)     $ 129,113
                                    =======       ======        =======

LIABILITIES AND STOCKHOLDERS EQUITY:

Current Liabilities:
   Current maturities of
    long-term debt and capital
    lease obligations              $  2,553     $      -      $  2,553
   Accounts payable                   4,705            -         4,705
   Accrued liabilities                9,991        1,392 (4)    11,383
                                     ------       ------        ------
     Total current liabilities       17,249        1,392        18,641

Long term debt and capital lease
obligations, less current
maturities                           20,591      (18,800) (2)    1,791
Other liabilities                       304            -           304
                                     ------       ------        ------
Total Liabilities                    38,144      (17,408)       20,736

Stockholders' Equity:
   Common stock                        259             -           259
   Additional paid in capital       95,880             -        95,880
   Retained earnings                32,631           (29) (5)   32,602
   Accumulated other comprehensive
     Income                           (364)            -          (364)
   Less:  Treasury stock at cost   (20,000)            -       (20,000)
                                    ------         ------       ------
Total Stockholders' Equity         108,406           (29)      108,377
                                   -------         ------      -------
Total Liabilities and
Stockholders' Equity             $ 146,550     $ (17,437)    $ 129,113
                                   =======       =======       =======




                        Serologicals Corporation
Pro Forma Condensed Consolidated Statement of Income (Loss) - Unaudited
             For the Twelve Months Ended December 26, 1999
          ($ in thousands, except share and per share amounts)


                                                 (1)             (1)
                            Serologicals      Pro Forma
                            as Reported      Adjustments      Pro Forma
                            ------------     -----------     ----------
Net Sales                    $ 129,744      $ (61,604)       $  68,140
Costs and expenses:
   Cost of sales                94,157        (59,283)          34,874
   Selling, general and
    administrative expenses     18,041           (202)          17,839
   Other expense, net            4,513         (2,914)           1,599
   Interest expense, net           543           (486) (2)          57
   Special charges              33,969        (24,873) (3)       9,096
Income (loss) before           -------        -------           ------
  income taxes                 (21,479)        26,154            4,675
Provision (benefit) for
income taxes                    (6,017)         7,546 (2)        1,529
                               --------       -------         --------
Net income (loss)            $ (15,462)      $ 18,608         $  3,146
                               ========       =======         ========
Net income (loss) per
 common share:
   Basic                     $   (0.65)       $  0.78          $  0.13
   Diluted                   $   (0.65)       $  0.78          $  0.13

Weighted average shares:
   Basic                     23,617,489             -       23,617,489
   Diluted                   23,617,489     1,020,530 (5)   24,638,019












                     Serologicals Corporation
       Pro Forma Consolidated Statement of Income - Unaudited
              For the Six Months Ended June 25, 2000
       ($ in thousands, except share and per share amounts)

                                              (1)
                           Serologicals    Pro Forma        (1)
                           as Reported    Adjustments    Pro Forma
                           ------------   -----------    ----------

Net Sales                    $  78,232   $  (38,228)     $  40,004
Costs and expenses:
   Cost of sales                56,320      (37,105)        19,215
   Selling, general and
    administrative expenses     10,879         (286)        10,593
   Other expense, net            1,546         (853)           693
   Interest expense, net           886         (799)(2)         87
   Special charges               1,761       (1,761)(3)          -
                               -------       ------         ------
Income before income taxes       6,840        2,576          9,416
Provision for income taxes       2,462          927 (2)      3,389
                               -------       ------         ------
Net income                    $  4,378        1,649       $  6,027
                               =======      =======        =======

Net income per common share:
   Basic                      $   0.19    $   0.07       $   0.26
   Diluted                    $   0.19    $   0.07       $   0.26

Weighted average shares:
   Basic                    22,956,246           -     22,956,246
   Diluted                  23,428,237           -     23,428,237












                       Serologicals Corporation
   Notes to Pro Forma Condensed Consolidated Financial Statements



1. These unaudited pro forma financial statements present results of operations as if the sale of Seramed occurred as of December 28, 1998 (the first day of Serologicals' fiscal year) and present financial position as if the sale occurred on June 25, 2000. The pro forma adjustments include the elimination of the operating results of Seramed for the periods presented, as well as additional adjustments described below. The gross cash proceeds from the sale totaled $21.4 million, which included the acquisition of certain components of working capital totaling $1.1 million.

2.  Debt Repayment and Interest Costs

    The pro forma financial statements reflect, for the periods presented, the interest savings resulting from the repayment of debt using the net cash proceeds of approximately $18.8 million from the divestiture of Seramed. Serologicals would have reported net interest expense of $87,000 for the first half of 2000 and $57,000 for 1999 assuming the cash proceeds were used to pay down the outstanding bank borrowings. The tax effect of the reduction in interest expense was additional tax expense of $288,000 for the first six months of 2000 and $159,000 for the year ended December 26, 1999.

3.  Special Charges

    The pro forma adjustment to "Special charges" for the year ended December 26, 1999 represents the elimination of a $24.9 million asset impairment charge recorded for Seramed to write down the goodwill balance related to Seramed. The pro forma adjustment to "Special charges" for the six months ended June 25, 2000 represents the elimination of an additional asset impairment charge related to Seramed, as well as costs associated with the divestiture of Seramed.

4.  Liabilities

    In connection with the sale, Serologicals recorded liabilities totaling approximately $1.4 million for certain costs related to the transaction, including legal fees, investment banking fees, costs of tail liability insurance, and other costs. In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", $1.1 million of this total was recognized as a reduction to the carrying amount of the assets being sold during the second quarter of 2000.

5.  Loss on Sale

    The pro forma balance sheet reflects a charge to retained earnings of $29,000 representing the net loss on the sale of Seramed, Inc. The opening retained earnings balance includes a $24.9 million pre-tax charge recorded during 1999 to write down the assets of the business to estimated fair market value, as well as a $1.8 million pretax charge recorded during the first half of 2000, of which $276,000 represented a write-down of the assets to fair value less cost to sell, with the balance representing additional costs associated with the divestiture.

6.  Earnings per share

    The diluted earnings per share calculation includes the following adjustments for the year ended December 26, 1999: (i) weighted shares outstanding include the dilutive effect of an additional 1,020,000 common stock equivalents that were originally excluded from the calculation as the effect of the additional shares would have been anti-dilutive due to the net loss incurred, and (ii) net income is increased by adding back $16,000 (net of tax) of interest expense on convertible notes that are assumed to be converted to common stock.




                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         Serologicals Corporation
                                              (Registrant)



Date:  August 31, 2000         By:  /s/ Peter J. Pizzo, III
                                  ------------------------------
                                       Peter J. Pizzo, III
                                       Vice President, Finance and
                                        Chief Financial Officer